FIRST GUARANTY BANCSHARES, INC.

February 12, 2013

Dear Shareholders,

2012 was a record setting year for First Guaranty Bancshares, Inc. Net Income totaled $12,059,000, a dramatic increase from the $8,033,000 recorded in 2011 and far surpassing the prior record of $10 million recorded in 2010. These results are based on unaudited financial statements. Retained earnings increased to $43,071,000 an increase of $6,052,000 over 2011. Net income available to shareholders for 2012 was $10,087,000 compared to $6,057,000 in 2011. First Guaranty Bancshares, Inc. declared and awarded a 10% stock dividend in February 2012 which resulted in an increase in Common dividends to $4,035,000 paid in 2012 compared to $3,610,000 paid in 2011.

The record earnings translated to a safer and stronger First Guaranty Bancshares, Inc. as the total common equity grew to $94,746,000 as of December 31, 2012 compared to $87,167,000 as of December 31, 2011. This represented a $7,579,000 increase in common equity.

While First Guaranty's capital was strengthening and record profits were being posted, First Guaranty also showed significant improvement in asset quality. The total nonperforming assets dropped from $28,895,000 as of December 31, 2011 to $23,537,000 as of December 31, 2012, a reduction of $5,358,000. Other Real Estate dropped by $3,315,000 to $2,394,000. Nonaccrual loans also showed significant improvement as they reduced to $20,688,000 compared to $22,450,000.

The goal of First Guaranty Bancshares, Inc. for 2012 was to build a fortress balance sheet making First Guaranty Bancshares, Inc. safer and stronger while at the same time increasing the profitability for our shareholders. Our work is not yet done. Going forward, we aim to make the fortress of our balance sheet even stronger while at the same time making First Guaranty Bancshares, Inc. safer and stronger and continuing to increase profitability for our shareholders. In 2012, we made great strides toward those goals as we posted record profitability, strengthened our capital position, improved our asset quality, and continued to provide returns on our shareholders investments through dividends.

First Guaranty Bancshares, Inc. looks forward to the continued loyalty and support of the shareholders as we move forward to our long term goals for building and strengthening First Guaranty Bancshares, Inc.

Sincerely,

Alton B. Lewis
President and CEO
First Guaranty Bancshares, Inc.

POST OFFICE BOX 2009 • HAMMOND, LOUISIANA 70404-2009 • (985) 345-7685 • (888) 375-3093 • FAX (985) 542-8949 • WWW.FGB.NET